Exhibit 99.1

Fulcrum Therapeutics Announces Pricing of Upsized $175.0 Million Public Offering of Common Stock and Pre-Funded Warrants

CAMBRIDGE, Mass., December 10, 2025 (GLOBE NEWSWIRE) -- Fulcrum Therapeutics, Inc. ® (“Fulcrum”) (Nasdaq: FULC), a clinical-stage biopharmaceutical company focused on developing small molecules to improve the lives of patients with genetically defined rare diseases, today announced the pricing of its previously announced underwritten public offering of 11,851,853 shares of its common stock at a public offering price of $13.50 per share, and, in lieu of common stock to certain investors, pre-funded warrants to purchase up to 1,111,193 shares of common stock at a public offering price of $13.499 per pre-funded warrant, which represents the per share public offering price of each share of common stock less the $0.001 per share exercise price of each pre-funded warrant. The gross proceeds to Fulcrum from the offering, before deducting underwriting discounts and commissions and other offering expenses, are expected to be $175.0 million. In addition, Fulcrum has granted the underwriters a 30-day option to purchase up to an additional 1,944,456 shares of its common stock on the same terms and conditions. All of the securities in the offering are to be sold by Fulcrum.

Fulcrum currently intends to use the net proceeds from the sale of the securities offered in the public offering primarily for general corporate purposes, which may include working capital and capital expenditures, research and development expenses, including to fund clinical trials, regulatory submissions, commercialization, discovery and additional preclinical research and development of additional product candidates and platform enhancement, general and administrative expenses, and potential acquisitions of, or investments in, companies, technologies, products or assets that complement its business.

J.P. Morgan, Leerink Partners, and Cantor are acting as book-running managers for the offering. Oppenheimer & Co. and Truist Securities are also acting as book-running managers for the offering. The offering is subject to the satisfaction of customary closing conditions and expected to close on or about December 11, 2025.

The securities are being offered by Fulcrum pursuant to an effective shelf registration statement that was previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 27, 2024 and declared effective by the SEC on April 25, 2024. The offering is being made only by means of a written prospectus and prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement and accompanying prospectus relating to and describing the terms of the offering was filed with the SEC on December 8, 2025 and is available on the SEC’s website at www.sec.gov, and a final prospectus supplement and accompanying prospectus relating to the final terms of the offering will be filed with the SEC.

When available, copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by email at prospectus-eq_fi@jpmorgan.com and postsalemanualrequests@broadridge.com; Leerink Partners LLC, Attention: Syndicate Department, 53 State Street, 40th Floor, Boston, MA 02109, by telephone at (800) 808-7525, ext. 6105, or by email at syndicate@leerink.com; Cantor Fitzgerald & Co. by mail at Attention: Capital Markets, 110 East 59th Street, New York 10022 or by email at prospectus@cantor.com; Oppenheimer & Co. Inc. Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY 10004, or by telephone at (212) 667-8055, or by email at EquityProspectus@opco.com; or Truist Securities, Inc., Attention: Equity Capital Markets, 740 Battery Ave SE, Atlanta, Georgia 30339, by telephone at (800) 685-4786 or by email at truistsecurities.prospectus@truist.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Fulcrum Therapeutics
Fulcrum Therapeutics is a clinical-stage biopharmaceutical company focused on developing small molecules to improve the lives of patients with genetically defined rare diseases in areas of high unmet medical need. Fulcrum’s lead clinical program is pociredir, a small molecule designed to increase expression of fetal hemoglobin for the treatment of sickle cell disease. Fulcrum uses proprietary technology to identify drug targets that can modulate gene expression to treat the known root cause of gene mis-expression.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the completion of the public offering and the use of proceeds from the public offering. All such forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties related to fluctuations in Fulcrum’s stock price, changes in market conditions and satisfaction of customary closing conditions related to the public offering, as well as the other factors discussed in the

“Risk Factors” section in the prospectus supplement and registration statement referenced above and in Fulcrum’s most recently filed Quarterly Report on Form 10-Q, as well as other risks detailed in Fulcrum’s filings with the Securities and Exchange Commission. There can be no assurance that Fulcrum will be able to complete the public offering on the anticipated terms. All information in this press release is as of the date of the release, and Fulcrum undertakes no duty to update this information, even if subsequent events cause its views to change, unless required by law.

Contact:

Kevin Gardner

LifeSci Advisors, LLC

kgardner@lifesciadvisors.com
617-283-2856